UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Core Molding Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228

(614) 870-5000
April 11, 2011
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Core Molding Technologies, Inc. to be held at the Company’s corporate headquarters, 800 Manor Park Drive, Columbus, Ohio 43228, on May 11, 2011, at 9:00 a.m., Eastern Daylight Savings Time. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages.
It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you will sign, date and return your proxy promptly in the enclosed envelope.

Sincerely,

Malcolm M. Prine Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
OWNERSHIP OF COMMON STOCK
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
DIRECTORS AND EXECUTIVE OFFICERS OF CORE MOLDING TECHNOLOGIES, INC.
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE
AUDIT FEES
AUDIT RELATED FEES
ALL OTHER FEES
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
LIMITATION ON OWNERSHIP
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 11, 2011
To Our Stockholders:
Core Molding Technologies, Inc. (the “Company”) will hold its 2011 Annual Meeting of Stockholders on May 11, 2011 at 9:00 a.m., Eastern Daylight Savings Time, at the Company’s corporate headquarters, 800 Manor Park Drive, Columbus, Ohio 43228 for the following purposes:
1.	to elect six (6) directors to comprise the Board of Directors of the Company;

2.	to ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2011; and

3.	to consider and act upon other business as may properly come before the meeting and any adjournments or postponements of the meeting.
The foregoing matters are described in more detail in the Proxy Statement, which is attached to this notice. Only stockholders of record at the close of business on March 31, 2011, the record date, are entitled to receive notice of and to vote at the meeting.
We desire to have maximum representation at the meeting and respectfully request that you date, execute and promptly mail the enclosed proxy in the postage-paid envelope provided. You may revoke a proxy by notice in writing to the Secretary of the Company at any time prior to its use.

BY ORDER OF THE BOARD OF DIRECTORS

Herman F. Dick, Jr.
Vice President, Secretary, Treasurer,
and Chief Financial Officer
April 11, 2011

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 11, 2011
To Our Stockholders:
Core Molding Technologies, Inc. (hereinafter referred to as the “Company”) is furnishing this Proxy Statement in connection with the solicitation by its Board of Directors of proxies to be used and voted at its annual meeting of stockholders, and at any adjournment of the annual meeting. The Company will hold its annual meeting on May 11, 2011, at its corporate headquarters, 800 Manor Park Drive, Columbus, Ohio at 9:00 a.m. Eastern Daylight Savings Time. The Company is holding the annual meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
The Company is first sending this Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting of Stockholders on or about April 11, 2011.
GENERAL INFORMATION
Solicitation
The Board of Directors of the Company is soliciting the enclosed proxy. In addition to the use of the mail, directors and officers of the Company may solicit proxies, personally or by telephone. The Company will not pay its directors and officers any additional compensation for the solicitation.
In addition, the stock transfer agent of the Company, American Stock Transfer & Trust Company, New York, New York will conduct proxy solicitations on behalf of the Company. The Company will reimburse American Stock Transfer & Trust Company for reasonable expenses incurred by it in the solicitation. The Company also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to beneficial owners of the common stock of the Company. The Company will reimburse those brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses.
The Company will pay all expenses of the proxy solicitation. Except as otherwise provided, the Company will not use specially engaged employees or other paid solicitors to conduct any proxy solicitation.
Voting Rights and Votes Required
Holders of shares of the common stock of the Company at the close of business on March 31, 2011, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. On the record date, the Company had 7,102,343 shares of common stock outstanding.
Each outstanding share of common stock on the record date is entitled to one vote on all matters presented at the annual meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum for the transaction of business at the annual meeting. No business, other than adjournment, can be conducted at the annual meeting unless a quorum is present in person or by proxy.

Abstentions will count as shares present in determining the presence of a quorum for a particular matter. Abstentions, however, will not count as votes cast in determining the approval of any matter by the stockholders. Broker non-votes are shares held of record by brokers or other nominees that are present in person or by proxy at the meeting, but are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. Broker non-votes are counted toward the establishment of a quorum. If you do not return a proxy card and your shares are held in “street name,” your broker may be permitted, under applicable rules of the self regulatory organizations of which it is a member, to vote your shares in its discretion on certain matters that are deemed to be routine, such as ratification of the appointment of our independent registered public accounting firm. Your broker does not have discretionary authority to vote your shares in the election of directors. Accordingly, the Company requests that you promptly provide your broker or other nominee with voting instructions if you want your shares voted in the election of directors and to carefully follow the instructions your broker gives you pertaining to their procedures.
In the election of directors, each of the six directors will be elected by a plurality of votes cast by stockholders of record on the record date and present at the annual meeting, in person or by proxy. Cumulative voting in the election of directors will not be permitted.
The Company is seeking stockholder ratification of the appointment of its independent registered public accounting firm. While ratification is not required by law, the affirmative vote of a majority of the votes cast by stockholders of record on the record date and present at the annual meeting, in person, or by proxy, would ratify the selection of Crowe Horwath LLP (“Crowe Horwath”) as the independent registered public accounting firm for the current fiscal year.
Voting of Proxies
Shares of common stock represented by all properly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted:
•	FOR the election as directors of the nominees named in this Proxy Statement until their successors are elected and qualified; and
•	FOR the ratification of the appointment of Crowe Horwath as the independent registered public accounting firm for the Company for the year ending December 31, 2011.
Management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth in this Proxy Statement. If, however, any other matter is properly presented to the stockholders for action, it is the intention of the holders of the proxies to vote at their discretion on all matters on which the shares of common stock represented by proxies are entitled to vote.
Revocability of Proxy
A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before the authority granted by the proxy is exercised. A stockholder may revoke a proxy by delivering a written statement to the Secretary of the Company that the proxy is revoked.
Annual Report
The Annual Report on Form 10-K for the fiscal year ended December 31, 2010 of the Company, which includes financial statements and information concerning the operations of the Company, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy solicitation materials.

Stockholder Proposals
Any stockholder who desires to present a proposal for consideration at the 2012 annual meeting of stockholders must submit the proposal in writing to the Company. If the proposal is received by the Company prior to the close of business on December 9, 2011, and otherwise meets the requirements of applicable state and federal law, the Company will include the proposal in the proxy statement and form of proxy relating to the 2012 annual meeting of stockholders. The Company may confer on the proxies for the 2012 annual meeting of stockholders discretionary authority to vote on any proposal, if the Company does not receive notice of the proposal by February 29, 2012.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 11, 2011
The Proxy Statement, proxy card, and Annual Report to stockholders, which includes the Form 10-K for the year ended December 31, 2010, are available at http://colsec.coremt.com.

OWNERSHIP OF COMMON STOCK
Beneficial Owners
The table below sets forth, to the knowledge of the Company, the only beneficial owners, as of March 31, 2011, of more than 5% of the outstanding shares of common stock of the Company.
Number of Shares of Common Stock Beneficially Owned

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership		Percent of Class(1)

GAMCO Asset Management Inc.	1,023,721	(2)	14.4%
Gabelli Funds, LLC GAMCO Asset Management Inc Teton Advisors, Inc. Mario J. Gabelli
One Corporate Center Rye, NY 10580

Rutabaga Capital Management LLC	908,854	(3)	12.8%
64 Broad St. Floor 3 Boston, MA 02109-4346

Navistar, Inc.	664,000	(4)	9.3%
Navistar International Corporation 4201 Winfield Drive P.O. Box 1488 Warrenville, Illinois 60555

(1)	The “Percent of Class” computation is based upon the total number of shares beneficially owned by the named person or group divided by the sum of (i) 7,102,343 shares of common stock outstanding on March 31, 2011, and (ii) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership within 60 days of March 31, 2011.

(2)	The information presented is derived from Amendment No. 8 to Schedule 13D, as filed with the SEC on February 7, 2011 by Mario J. Gabelli and certain entities which he directly or indirectly controls or for which he acts as chief investment officer, including GGCP, Inc., GAMCO Investors, Inc., Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Teton Advisors Inc. According to the Schedule 13D filing, of these 1,023,721 shares of Common Stock, 430,300 shares are beneficially owned by GAMCO Asset Management, Inc., 330,000 shares are beneficially owned by Gabelli Funds, LLC, 256,421 shares by Teton Advisors Inc., and 7,000 shares are beneficially owned by Mario J. Gabelli. [GGCP, Inc., as the parent company of GAMCO Investors, Inc., GAMCO Investors, Inc., as the parent company of the foregoing entities, and Mario Gabelli, as the majority stockholder of GGCP, Inc. may be deemed to have beneficial ownership of the 1,023,721 shares owned beneficially by Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Teton Advisors Inc.] and, except as otherwise provided in the Schedule 13D filing, each entity has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be.

(3)	The information presented is derived from Amendment No. 3 to Schedule 13G, as filed with the SEC on February 3, 2011 by Rutabaga Capital Management. According to the Schedule 13G filing, Rutabaga Capital Management directly beneficially owns 908,854 shares of Common Stock of the Company.

(4)	The information presented is derived from Amendment No. 1 to Schedule 13D, as filed with the SEC on October 18, 2007 by Navistar, Inc., and Navistar International Corporation. Navistar has the sole voting and investment power over the 664,000 shares. Navistar is a wholly-owned subsidiary of Navistar International Corporation. By virtue of its ownership of all of the outstanding common stock of Navistar, Navistar International Corporation may be deemed to beneficially own the shares of Common Stock beneficially owned by Navistar.
Management
The table below sets forth, as of March 31, 2011 the number of shares of common stock beneficially owned by each director of the Company, by each nominee for election as director of the Company, by each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and by all of the foregoing directors, nominees and executive officers as a group. The information concerning the persons set forth below was furnished in part by each of those persons.
Number of Shares of Common Stock Beneficially Owned

Name of	Amount and Nature
Beneficial Owner	of Beneficial Ownership		Percent of Class(1)

Kevin L. Barnett	168,538	(2)	2.3%
Thomas R. Cellitti	52,789	(3)	*
James F. Crowley	38,189	(4)	*
Herman F. Dick, Jr.	104,443	(5)	1.5%
Ralph O. Hellmold	75,539	(6)	1.1%
Stephen J. Klestinec	173,288	(7)	2.4%
Terrence J. O’Donovan	39,844	(8)	*
Malcolm M. Prine	180,353	(9)	2.5%
James L. Simonton	184,009	(10)	2.6%
All directors, nominees and executive officers as a group (9 persons)	1,016,992		14.2%

*	Less than 1 % of the outstanding shares of common stock.

(1)	The “Percent of Class” computation is based upon the total number of shares beneficially owned by the named person or group divided by the sum of (i) 7,102,343 shares of common stock outstanding on March 31, 2011, and (ii) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership within 60 days of March 31, 2011.

(2)	Includes: (i) 75,000 shares of common stock, which Mr. Barnett has the right to acquire within 60 days through the exercise of stock options; (ii) 21,502 shares of common stock as to which Mr. Barnett has sole voting and investment power; (iii) 2,000 shares of common stock as to which Mr. Barnett shares voting and investment power with his wife; (iv) 11,150 shares of common stock held by Mr. Barnett in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; (v) 8,340 shares of common stock held by Mr. Barnett in the Core Molding Technologies, Inc. 401(k) Plan; and (vi) 50,546 shares of restricted stock subject to future vesting conditions.

(3)	Includes: (i) 33,250 shares of common stock, which Mr. Cellitti has the right to acquire within 60 days through the exercise of stock options; (ii) 14,818 shares of common stock as to which Mr. Cellitti has sole voting and investment power; and (iii) 4,721 shares of restricted stock subject to future vesting conditions.

(4)	Includes: (i) 22,650 shares of common stock, which Mr. Crowley has the right to acquire within 60 days through the exercise of stock options; (ii) 9,818 shares of common stock as to which Mr. Crowley has sole voting and investment power; (iii) 1,000 shares of common stock as to which Mr. Crowley shares voting and investment power with his wife; and (iv) 4,721 shares of restricted stock subject to future vesting conditions.

(5)	Includes: (i) 42,700 shares of common stock, which Mr. Dick has the right to acquire within 60 days through the exercise of stock options; (ii) 24,162 shares of common stock as which Mr. Dick has sole voting and investment power; (iii) 10,290 shares of common stock held by Mr. Dick in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; (iv) 5,686 shares of common stock held by Mr. Dick in the Core Molding Technologies, Inc. 401(k) Plan; and (v) 21,605 shares of restricted stock subject to future vesting conditions.

(6)	Includes: (i) 75,539 shares of common stock as to which Mr. Hellmold has sole voting and investment power.

(7)	Includes: (i) 92,000 shares of common stock, which Mr. Klestinec has the right to acquire within 60 days through the exercise of stock options; (ii) 38,837 shares of common stock as to which Mr. Klestinec has sole voting and investment power; (iii) 2,984 shares of common stock held by Mr. Klestinec in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; (iv) 7,478 shares of common stock held by Mr. Klestinec in the Core Molding Technologies, Inc. 401(k) Plan; and (v) 31,989 shares of restricted stock subject to future vesting conditions.

(8)	Includes: (i) 3,738 shares of common stock held by Mr. O’Donovan in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; and (ii) 36,106 shares of restricted stock subject to future vesting conditions.

(9)	Includes: (i) 99,750 shares of common stock, which Mr. Prine has the right to acquire within 60 days through the exercise of stock options; (ii) 511 shares of common stock held by Mr. Prine’s wife; and (iii) 80,092 shares of common stock as to which Mr. Prine has sole voting and investment power.

(10)	Includes 184,009 shares of common stock as to which Mr. Simonton has sole voting and investment power.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the following persons to file initial statements of beneficial ownership on a Form 3 and changes of beneficial ownership on a Form 4 or Form 5 with the Securities and Exchange Commission and to provide the Company with a copy of those statements:
•	executive officers and directors of the Company; and
•	persons who beneficially own more than 10% of the issued and outstanding shares of common stock of the Company.
The Company believes that its executive officers, directors and greater than 10% beneficial owners complied with all applicable section 16(a) filing requirements for the fiscal year ended December 31, 2010.
DIRECTORS AND EXECUTIVE OFFICERS OF CORE MOLDING TECHNOLOGIES, INC.
The following biographies provide information on the background and experience of the persons nominated to become directors at the annual meeting and the executive officers of the Company. The Company is not aware of any family relationships among any of the following persons or any arrangements or understandings pursuant to which those persons have been, or are to be, selected as a director or executive officer of the Company, other than arrangements or understandings with directors or executive officers acting solely in their capacity as directors or executive officers.

Name	Age	Position(s) Currently Held

Kevin L. Barnett	48	President, Chief Executive Officer and Director
Thomas R. Cellitti	59	Director
James F. Crowley	64	Director
Herman F. Dick, Jr.	51	Vice President, Secretary, Treasurer, and Chief Financial Officer
Ralph O. Hellmold	70	Director
Stephen J. Klestinec	61	Vice President and Chief Operating Officer
Terrence J. O’Donovan	51	Vice President Sales and Marketing
Malcolm M. Prine	82	Chairman of the Board of Directors
James L. Simonton	70	Director

Kevin L. Barnett. Kevin L. Barnett joined the Company on April 1, 1997 and was elected Vice President, Secretary, Treasurer and Chief Financial Officer on April 24, 1997. Mr. Barnett served in this capacity until August 7, 2002, when he became Vice President-Manager Columbus Operations and Secretary. On May 15, 2005 Mr. Barnett was promoted to Vice President, Business Development and on January 3, 2006 Mr. Barnett was promoted to Group Vice President and then on January 1, 2007, Mr. Barnett was promoted to President and Chief Executive Officer. Mr. Barnett has served as a director of the Company since January 1, 2007. Mr. Barnett joined the Company after approximately five years of working with Medex Inc., a publicly held manufacturer and marketer of injection molded products used for medical and surgical applications. Mr. Barnett served as Vice President, Treasurer, and Corporate Controller of Medex Inc. from October 1995 through March 1997. He served as Vice President and Corporate Controller of Medex Inc. from May 1994 to October 1995 and as Assistant Treasurer from April 1992 to May 1994. Prior to joining Medex Inc., Mr. Barnett served as a certified public accountant with Deloitte & Touche LLP from August 1984 to April 1992. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Barnett should serve as a director because of his corporate management skills and experience, the key role Mr. Barnett plays in facilitating the communication and the flow of information between management and the directors on a regular basis, as well as his experience in the plastics industry.
Thomas R. Cellitti. Thomas R. Cellitti has served as a director of the Company since February 10, 2000. Mr. Cellitti has been the Senior Vice President, Reliability and Quality, for Navistar since 2008. Prior to such time, Mr. Cellitti served as Vice President and General Manager, Medium Truck from 2004 to 2008 as well as Vice President and General Manager, Bus Vehicle Center from 1991 to 2004 for Navistar. Navistar is a 9.3% stockholder and a significant customer of the Company. The relationship of Navistar to the Company is described below under “Certain Relationships and Related Transactions.” As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Cellitti should serve as a director because of his in-depth insight and knowledge about manufacturing operations and quality as well as his extensive background in the medium and heavy duty truck industries.
James F. Crowley. James F. Crowley has served as a director of the Company since May 28, 1998 and is Chairman of the Audit Committee. Mr. Crowley is a private investor and Chairman and Managing Partner of the Old Strategic LLC, headquartered in Connecticut. From October 2008, Mr. Crowley has served as a Director of Green Plains Renewable Energy and is Chairman of its’ Audit Committee. From 1993 to 2006, Mr. Crowley was a founding partner and Chairman of the Strategic Research Institute LLC. From 1984 to 1992, Mr. Crowley served in various capacities with Prudential Securities, Inc. including President of Global Investment & Merchant Banking. Prior to joining Prudential Securities, Inc., Mr. Crowley was a First Vice President and Partner at Smith Barney, Harris Upham & Co. in its Investment Bank and Capital Markets Division. Mr. Crowley has also served on the board of various private organizations and universities. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Crowley should serve as a director because of his extensive business, investment banking, finance and corporate management experience, as well as his in-depth understanding of the financial markets and insight into the role of serving as Chair of the Company’s Audit Committee.
Herman F. Dick, Jr. Herman F. Dick, Jr. joined the Company on September 10, 1999 as Controller and was elected to the position of Treasurer and Chief Financial Officer on August 7, 2002. Mr. Dick was then elected Secretary on May 12, 2005. On, January 1, 2007 Mr. Dick was elected as Vice President, in addition to his capacities as Secretary, Treasurer and Chief Financial Officer. Mr. Dick joined the Company after approximately eleven years of working with Boehringer Ingelheim, GMBH, a privately held research based manufacturer of pharmaceuticals and other healthcare products.
Ralph O. Hellmold. Ralph O. Hellmold has served as a director of the Company since December 31, 1996. He is Managing Member of Hellmold & Co., LLC an investment banking boutique specializing in doing mergers and acquisitions and working with troubled companies or their creditors. Prior to forming Hellmold & Co., LLC in 2004, Mr. Hellmold was president of Hellmold Associates which was formed in 1990, and Chairman of The Private Investment Banking Company which was formed in 1999. Prior to 1990, Mr. Hellmold was a Managing Director at Prudential-Bache Capital Funding, where he served as co-head of the Corporate Finance Group, co-head of the Investment Banking Committee and head of the Financial Restructuring Group. Prior to 1987, Mr. Hellmold was a partner at Lehman Brothers and its successors, where he worked in Corporate Finance since 1974 and co-founded Lehman’s Financial Restructuring Group. Mr. Hellmold is a Chartered Financial Analyst and has served as director, and on the audit committee, of other public corporations in the past. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Hellmold should serve as a director because of his extensive business, investment banking, finance and corporate management experience, as well as his in-depth understanding of the financial markets and strong background in mergers and acquisitions.
Stephen J. Klestinec. Stephen J. Klestinec joined the Company on April 1, 1998, was elected to the position of Vice President, Sales and Marketing on May 28, 1998, and was promoted to Vice President, Operations on January 3, 2006. On January 1, 2007, Mr. Klestinec was promoted to Vice President and Chief Operating Officer. Mr. Klestinec was employed by Atlanta based Georgia-Pacific Resin, Inc., a manufacturer of thermoset resins, from 1981 until joining the Company on April 1, 1998. At Georgia-Pacific, Mr. Klestinec served as market manager of fiber reinforced products. In such capacity, Mr. Klestinec commercialized products for both the North American and international markets in the aerospace, mass transit, electrical and electronic industries. Mr. Klestinec also managed the abrasives, adhesives and specialty market segment. Mr. Klestinec also held positions at Georgia-Pacific in market development, quality assurance and manufacturing. Prior to joining Georgia-Pacific, Mr. Klestinec served as plant manager for Pacific Resins and Chemicals.
Terrence J. O’Donovan. Terrence J. O’Donovan joined the Company on January 1, 2009 and was elected to the position of Vice President, Marketing and Sales on January 1, 2009. Prior to joining the Company, Mr. O’Donovan was employed by Q3 Industries in Columbus, Ohio, where he held the position of Vice President of Sales and Marketing from 2006 to 2008 serving the OEM commercial vehicle, automotive, and general industrial markets. Prior to serving in that capacity at Q3 Industries, Mr. O’Donovan served as the Chief Operating Officer from 2003 to 2006. Mr. O’Donovan has also held Operations and Management positions at Hawk Corporation, The Auld Company and The Timken Company.
Malcolm M. Prine. Malcolm M. Prine has served as a director and as Chairman of the Board of Directors of the Company since December 31, 1996. Mr. Prine also served as a director of RYMAC Mortgage Investment Corporation from May 1992 to December 31, 1996. RYMAC merged with the Company on December 31, 1996, as described below under “Certain Relationships and Related Transactions.” For the last five years, Mr. Prine has not been active with other businesses; however, Mr. Prine has significant prior business experience as a Chief Executive Officer of both public and private companies. Mr. Prine has also previously served on the boards of various public and private organizations, along with various universities. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Prine should serve as a director because of his extensive business, finance and philanthropic experience, as well as his extensive knowledge of the Company as a result of serving on the Board since inception.
James L. Simonton. James L. Simonton has served as a director of the Company since May 19, 2010. Mr. Simonton previously served as President and Chief Executive Officer of Core Molding Technologies from January 15, 2000 until his retirement on January 1, 2007 and as a director of Core Molding Technologies from May 28, 1998 to January 1, 2007. From January 1, 2007 through March 31, 2010, Mr. Simonton served as an advisor to our Board. From 1992 until December 31, 1999, Mr. Simonton served as the Vice President of Purchasing and Supplier Development for International Truck and Engine Corporation (now known as Navistar). In such capacity, Mr. Simonton was in charge of purchasing of all production materials, in-bound and out-bound freight and logistics and the development of suppliers. Navistar is a 9.3% stockholder and a significant customer of the Company. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Simonton should serve as a director because of his in-depth insight and knowledge about the Company’s markets and operations, as well as his extensive background in the medium and heavy duty truck industries.
CORPORATE GOVERNANCE
The Board of Directors — Independence
Of the directors who presently serve on the Company’s Board of Directors, the Board has affirmatively determined that each of Messrs. Crowley, Hellmold, Prine and Simonton meets the standards of independence under NYSE AMEX exchange listing standards. In making this determination, the Board of Directors considered the relationship of Mr. Cellitti, who is employed by Navistar which has a 9.3% ownership in the Company, and all facts and circumstances the Board of Directors deemed relevant from the standpoint of each of the directors and from that of persons or organizations with which each of the directors has an affiliation, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships among others. In making this determination, the Board of Directors has relied upon both information provided by the directors and information developed internally by the Company in evaluating these facts.
Board Leadership Structure
The Chairman of the Board is a director and presides at meetings of the Board. The Chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Historically, the offices of Chairman of the Board and Chief Executive Officer are separated. Such separation enables the Chairman to devote his time to managing the Board and the Chief Executive Officer to focus on the operations of the Company. The Company has no fixed policy with respect to separation of the offices of the Chairman of the Board and Chief Executive Officer, however, the Board believes it is in the best interests of the Company and its stockholders to separate these positions.
Risk Oversight
The Board has an active role, as a whole and also at the committee level, in overseeing the management of the Company’s risks. The Board regularly reviews information regarding the Company’s operations and liquidity, as well as the risks associated with each. The Board reviews and approves the Company’s annual operating, organizational and capital plans. The Audit Committee oversees the management of financial risks. The Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about risks through committee minutes and reports at Board meetings.
In addition to the risk oversight responsibilities described above, the Company’s Chief Executive Officer and Chief Financial Officer examine, on an annual basis, the compensation for all employees, including named executive officers. As part of this process, the Company’s Chief Executive Officer and Chief Financial Officer determined in 2010 that the Company’s policies and practices with respect to compensation do not create risks that are reasonably likely to have a material adverse effect on the Company.
While the Company does not have a separately constituted Compensation Committee, the independent members of the Company’s Board review, recommend, approve and set compensation policies as it relates to the Company’s named executive officers, and also consider the overall policies and practices utilized by senior management with respect to establishing compensation for all other employees. As part of that review process in 2010, the Board agreed with the assessments of the Company’s Chief Executive Officer and Chief Financial Officer, and as part of its determination to approve the current compensation packages, determined that the Company’s policies and practices with respect to compensation are not reasonably likely to have a material adverse effect on the Company. In reaching the foregoing conclusions, both the Board and the Chief Executive Officer and Chief Financial Officer assessed the risks associated with the Company’s compensation policies and practices. The basis for these conclusions included: (i) consideration of the Company’s existing compensation programs, and the allocation between each primary component of compensation (base salary, annual profit sharing and long-term equity based compensation); and (ii) a consideration of the risks associated with the Company’s business, and whether the Company’s compensation policies and practices increased those risks. Based on the foregoing, management and the independent members of the Board approved the Company’s compensation programs, and in connection with such approval concluded that the risks associated with the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Board Meetings and Committees
The Board of Directors met six times during the fiscal year ended December 31, 2010. During that period, each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which each director served.

Compensation Committee
The Company does not have a separate Compensation Committee. The entire Board of Directors performed the functions of a Compensation Committee, including recommending the form and amount of compensation to be paid to the executive officers and directors of the Company, with a majority of directors who are independent under NYSE AMEX listing standards required to effect a decision. The Company’s non-management directors participate in the deliberations of the Board of Directors concerning executive officer compensation. The Company’s Board includes Mr. Barnett, who is the President and Chief Executive Officer of the Company. However, Mr. Barnett is not involved in, and abstains from, all discussions and decisions regarding his compensation. While Mr. Barnett participates in discussions regarding compensation for the Company’s other named executive officers, Mr. Barnett is not involved in, and also abstains from, all final compensation decisions regarding such other named executive officers.
The Board of Directors believes that a standing Compensation Committee is not necessary because the Board of Directors as a whole determines the appropriate compensation levels, with a majority of directors who are independent under NYSE AMEX listing standards required to effect a decision. All of the directors are familiar with the standard compensation levels in similar industries, and are knowledgeable regarding the current trends for compensating their executive officers. The Board of Directors acts to establish the Company’s compensation policy, determines the compensation paid to the named executive officers and non-employee directors and recommends executive incentive compensation and equity-based compensation.
Audit Committee
The Company has an Audit Committee, which during 2010 consisted of Messrs. Crowley, Hellmold and Prine, each of whom was “independent” as that term is defined under NYSE AMEX listing standards. The Board has determined that Mr. Crowley and Mr. Hellmold qualify as an “audit committee financial expert” as defined in Section 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission. The principal function of the Audit Committee is to review and approve the scope of the annual audit undertaken by the independent registered public accounting firm of the Company and to meet with them to review and inquire as to audit functions and other financial matters and to review the year-end audited financial statements. For a more detailed description of the role of the Audit Committee, see “Report of the Audit Committee” below. The Audit Committee met four times during the fiscal year ended December 31, 2010. The Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent auditors prior to the public release of quarterly information. The Audit Committee is governed by a charter as most recently reaffirmed by the Board of Directors on March 17, 2011. A copy of the Audit Committee Charter was attached as Exhibit A to the proxy statement for the Company’s 2010 Annual Stockholders Meeting. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
Nominating Committee
The Company has a Nominating Committee consisting of all members of the Board of Directors, with a majority of directors who are independent under NYSE AMEX listing standards required to effect a decision. The principal function of the Nominating Committee is to recommend candidates for membership on the Board of Directors. A copy of the Nominating Committee Charter was attached as Exhibit B to the proxy statement for the Company’s 2010 Annual Stockholders Meeting.
In identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who possess knowledge in areas that are of importance to the Company. In addition, the Nominating Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. While the Company does not have a formal diversity policy for Board membership, the Nominating Committee evaluates and measures those skills and accomplishments which should be possessed by a prospective member of the Board, including contribution of a diverse frame of reference that will enhance the quality of the Board’s deliberations and decisions. In addition, the Nominating Committee considers, among other factors, ethical values, personal integrity and business reputation of the candidate, his or her financial acumen, reputation for effective exercise of sound business judgment, strategic planning capability, indicated interest in providing attention to the duties of a member of the Board, personal skills in marketing, manufacturing processes, technology or in other areas where such person’s talents may contribute to the effective performance by the Board of its responsibilities.
The Nominating Committee will consider persons recommended by stockholders to become nominees for election as directors. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee as more detailed in Article III.D of the Nominating Committee Charter.
The Bylaws of the Company set forth procedural requirements pursuant to which stockholders may make nominations to the Board of Directors. The Board of Directors or the Nominating Committee may not accept recommendations for nominations to the Board of Directors in contravention of these procedural requirements.
In order for a stockholder to nominate a person for election to the Board of Directors, the stockholder must give written notice of the stockholder’s intent to make the nomination either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than fifty nor more than seventy-five days prior to the meeting at which directors will be elected. In the event that less than sixty days prior notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Company must receive notice not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurred first.
The notice must set forth:
•	the name and address of record of the stockholder who intends to make the nomination;
•	a representation that the stockholder is a holder of record of shares of the capital stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
•	the name, age, business and residence addresses and principal occupation or employment of each proposed nominee;
•	a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder;
•	other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and
•	the written consent of each proposed nominee to serve as a director of the Company if elected.
The Company may require any proposed nominee to furnish other information as it may reasonably require to determine the eligibility of the proposed nominee to serve as a director. The presiding officer of the meeting of stockholders may, if the facts warrant, determine that a stockholder did not make a nomination in accordance with the foregoing procedure. If the presiding officer makes such a determination, the officer shall declare such determination at the meeting and the defective nomination will be disregarded.
Board Policies Regarding Communication with the Board of Directors and Attendance at Annual Meetings
Stockholders may communicate with the full Board of Directors, non-management directors as a group or individual directors, including the Chairman of the Board, by submitting such communications in writing to the Company’s Secretary, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 800 Manor Park Drive, Columbus, Ohio 43228. Such communications will be delivered directly to the Board.

The Company does not have a policy regarding Board member attendance at the annual meeting of stockholders; however, all directors of the Company attended the 2010 annual meeting of stockholders.
Code of Ethics
The Company has adopted a Code of Conduct and Business Ethics which applies to all employees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions. The Company’s Board believes that the Code of Conduct and Business Ethics complies with the code of ethics required by the rules and regulations of the Securities Exchange Commission. The Company will provide a copy of the Code of Conduct and Business Ethics without charge to any person upon written request to the Company at its principal executive office at 800 Manor Park Drive, Columbus, Ohio 43228, Attention: President.
Compensation Committee Interlocks and Insider Participation
The Company’s Board of Directors performs the functions of a compensation committee, with a majority of directors who are independent required to effect a decision. The Company’s Board includes Mr. Barnett, who is the President and Chief Executive Officer of the Company. However, Mr. Barnett is not involved in, and abstains from, all discussions and decisions regarding his compensation. While Mr. Barnett participates in discussions regarding compensation for the Company’s other named executive officers, Mr. Barnett is not involved in, and also abstains from, all final compensation decisions regarding such other named executive officers.
Mr. Cellitti is a member of the Board of Directors of the Company and is currently an officer of Navistar. Sales to Navistar represented approximately 55% of the total revenues of the Company for the fiscal year ended December 31, 2010. Navistar is also a 9.3% stockholder in the Company.
EXECUTIVE COMPENSATION
Unless the context requires otherwise, in this Executive Compensation section, including the Compensation Discussion and Analysis and the tables which follow it, references to “we,” “us,” “our” or similar terms are to the Company and our subsidiaries.
Compensation Discussion and Analysis
This compensation discussion and analysis describes the following aspects of our compensation system as it applies to our named executive officers as described in the summary compensation table set forth below (the “named executive officers”):
•	Our compensation philosophy and objectives;
•	The means we employ to achieve our compensation objectives, including the establishment of total direct compensation and the mix within that compensation;
•	The elements of compensation that are included within total direct compensation as well as compensation items in addition to total direct compensation; and
•	The reasons we have elected to pay these elements of compensation to achieve our compensation objectives and how we determine the amount of each element.

Compensation Philosophy and Objectives
Our compensation philosophy is focused on incentivizing executives through the use of base salary, annual profit sharing incentives and long-term equity based incentive compensation in order to attract, motivate, reward and retain executives.
The Board of Directors has established an articulated compensation philosophy with the following primary objectives:
•	Attract, retain and encourage the development of highly qualified and motivated executives;
•	Provide compensation that is competitive with our peers and defined marketplace;
•	Provide compensation on both an annual and long-term basis and in a fashion that aligns the interests of executives with those of our stockholders in order to create long-term stockholder value; and
•	Enhance the connection between our business results and the compensation of executives, linking a material portion of executive compensation with performance;
To this end, the objectives of our compensation philosophy puts a strong emphasis on correlating the long-term growth of stockholder value with management’s most significant compensation opportunities.
Means of Achieving Our Compensation Objectives
The three primary components of compensation for our named executive officers include base salary, annual profit sharing opportunity and long-term equity based incentive compensation. Our named executive officers also participate in our 401(k) plan and receive medical, dental, vision, short-term disability, long-term disability and life insurance benefits.
Determination of Compensation
While we do not have a separately constituted Compensation Committee, the independent members of our Board of Directors play a significant role in reviewing, recommending, approving and setting compensation policies for our named executive officers. As a general matter, the Board of Directors, excluding Mr. Barnett, determines the appropriate levels of compensation for our named executive officers and are knowledgeable regarding current trends for compensating named executive officers, provided however that the Chief Executive Officer is not involved in, and abstains from, all discussions and decisions regarding his compensation as an executive officer. Historically, on an annual basis, the Chief Executive Officer and Chief Financial officer develop initial recommendations for the salary components of compensation for named executive officers excluding the Chief Executive Officer, for review and approval by the board at the annual operating plan review meeting. In December of each year, the Board then reviews salaries considering such recommendations and in light of each named executive officer’s individual performance, the compensation objectives described above and the peer group performance described below. The salary adjustments are then typically effective at the beginning of the next calendar year. The Board also establishes, at this time, the estimated Company’s profit sharing performance threshold for the following year. The profit sharing threshold is later recalculated using actual values available at the end of the calendar year.
Stock grants are typically considered in May after the Company’s annual meeting. The Board made restricted stock grants to the named executive officers on May 19, 2010, May 28, 2009 and May 14, 2008 under the long-term equity incentive that was approved by stockholders based upon its comprehensive review and analysis of the information provided by the sub-committee and the previous opinion and evaluation of the consulting firm, Compensation Resources.

Peer Group Analysis
In order to establish appropriate levels of compensation for our named executive officers, we collect competitive data for base salaries, annual bonuses, and long-term incentive awards. Because our market for executive talent is national, competitive data is reflective of the compensation levels of executives at companies of comparable size and complexity on both the local and national level. In addition, the information that is collected relates to companies with comparable manufacturing operation or geographic representation. When last reviewed in 2008, which is the last time the Board authorized salary increases, the population of companies reviewed was publicly traded in the United States and had an average market capitalization of approximately $90 million. The data reviewed for these peer companies was derived from the publicly available SEC filings of these organizations. The companies comprising the peer group reviewed for establishing 2008 compensation levels were as follows:

Pinnacle Data Systems, Inc.	Airnet Systems, Inc.
Atlantis Plastics, Inc.	Rocky Brands, Inc.
Supreme Industries, Inc.	R.G. Berry
Proliance International, Inc.	Dorman Products, Inc. (f/k/a R&B Inc.)
Commercial Vehicle Group	Max & Erma’s Restaurants, Inc.
Strattec Security Corporation
We used this competitive data to determine the applicable market median for executive base pay and bonus compensation among the peer group, which serves as a benchmark for analyzing each of our executive positions. For our named executives, we then established targeted total compensation, following a review of this competitive data. We believe reviewing the approximate market median amounts from our peer group is an appropriate guide for establishing our executive compensation, because we expect to achieve at least median performance and that result balances the cost of the compensation program with the expected performance.
While we target total direct compensation at the market median, an executive’s actual total compensation could vary significantly depending upon the relationship between our actual performance and target results. If our results are well above target performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, executives may earn compensation that is well below the relevant market median if our performance is well below target levels.
Each element of compensation and total compensation for the Company’s named executive officer for 2010 is set forth below, along with the 2008 peer group average for comparison purposes:

			Non-Equity				Total
	Base Salary		Compensation		Equity Awards		Compensation
		Peer				Peer		Peer
		Group		Peer Group		Group		Group
	Actual	Median	Actual	Median	Actual	Median	Actual	Median
Kevin L. Barnett President and Chief Executive Officer	$270,000	$402,000	$120,278	$109,000	$81,000	$83,000	$490,878	$669,000

Stephen J. Klestinec VP & Chief Operating Officer	$220,000	$289,000	$98,004	$44,000	$65,998	$48,000	$401,602	$393,000

Herman F. Dick, Jr. VP, Secretary, Treasurer and Chief Financial Officer	$200,000	$258,000	$89,095	$49,000	$47,330	$47,000	$352,425	$379,000

Terrence J. O’Donovan VP, Marketing and Sales	$165,000	$192,000	$73,503	$0	$49,499	$72,000	$301,202	$282,000

This competitive data was not updated since 2008, as no salary increases were authorized by the Board due to economic conditions for fiscal years 2009 and 2010.
In November, 2010, the Board engaged Mathews, Young — Management Consulting, a compensation and human resource firm, to assist the Board in reviewing and establishing appropriate 2011 compensation levels. As part of its review process, Mathews, Young proposed updating and expanding the Company’s previously established peer group described above, and compiled competitive data for base salaries, non-equity compensation and equity awards for comparison purposes. The Board utilized this data when establishing base salary levels for 2011, as discussed below under “Elements of Direct Compensation.”
Compensation Mix
We compensated our named executive officers through a combination of base salary, annual profit sharing incentive opportunity and long-term equity based incentive compensation. The amount of total direct compensation for our named executive officers is allocated among the various types of compensation in a manner designed to achieve our overall compensation objectives as described above. This allocation is also structured so that the annual profit sharing and long-term equity based incentive components targets 50% of the executive officers’ overall direct compensation taking into account the cyclical nature of the markets we serve with the remaining 50% relating to base salary. In years of higher profitability, the profit sharing and long-term equity amounts awarded to our executive officers could result in a compensation mix of more than our 50% target. In contrast, during years of lower profitability our compensation mix of profit sharing and long term equity amounts is lower than our 50% target. The resulting compensation mix for our named executive officers for 2010 was approximately 42% annual profit sharing and long-term equity and 58% base salary. The resulting compensation mix for our named executive officers for 2009 was approximately 25% annual profit sharing and long-term equity and 75% base salary. The resulting compensation mix for our named executive officers for 2008 was approximately 49% annual profit sharing and long-term equity and 51% base salary. The Board considered the resulting compensation mix reasonable and appropriate in light of the performance achieved for each fiscal year.
Elements of Direct Compensation
Base Salary
We use base salaries to provide a predictable level of current income for our named executive officers. Our base salaries are designed to assist in attracting, retaining and encouraging the development of qualified executives. The amount of each executive’s annual base salary is based on that executive’s position, skills and experience, individual performance and the salaries of executives with comparable positions and responsibilities at peer companies. When establishing base salaries for our named executive officers, we do not take into account awards previously made, including equity-based awards under our long-term incentive plans or profit sharing incentives. Base salary adjustments are determined by the Board, typically on an annual basis, and take into account the named executive officer’s individual performance and pay relative to other peer group companies.
The Board typically reviews officer compensation as a part of the annual planning process which occurs in December of each year. Base salary adjustments are typically effective the following January. Even though base salaries were below the median of the peer group when last reviewed no adjustments were made to base salaries in December 2008 or 2009 for calendar years 2009 and 2010 due to economic conditions.
As previously noted, in November, 2010, the Board engaged Mathews, Young — Management Consulting to assist the Board in reviewing and establishing appropriate 2011 compensation levels, and to conduct a comprehensive compensation survey, updating and expanding the Company’s previously established peer group and compiling competitive data for comparison purposes. These findings led the Board to conclude that the executive officers base salaries remained well below the peer group median. The Board reviewed this competitive data at the December 2010 meeting and adjusted the base salaries of Messrs. Barnett, Klestinec, Dick and O’Donovan to $377,500, $270,000, $240,000 and $180,000, respectively, effective January 1, 2011.

Profit Sharing Program
The Board has established an annual profit-sharing program (the “Profit Sharing Plan”) for all non-represented and salaried employees, including its named executive officers. This program is designed to align the interests of such individuals with those of our stockholders by directly tying profit sharing payments to our overall financial performance. This program has historically been used to create a profit sharing pool based upon fifty percent of our earnings before taxes (“EBT”) above a threshold established by the Board. This threshold is based upon 8% of the Company’s “adjusted average assets”. Adjusted average assets include total assets, plus the net present value of leased equipment, less cash, construction in process, deferred tax assets, intangible assets, and total debt. The intent of such threshold is to begin creating a profit sharing pool only after achieving a reasonable return on assets employed in the operations of the Company for our shareholders. The profit sharing pool is limited to a maximum of 20% of EBT.
The profit sharing threshold was $3,802,000, $4,830,000 and $4,340,000 in 2010, 2009 and 2008, respectively. In 2010, the profit sharing pool was $1,269,600 and was limited to 20% of EBT. In 2009, the profit sharing pool was zero, as EBT did not exceed the threshold. In 2008, the total profit sharing pool was $2,125,000 and was limited to 20% of EBT.
In 2010, the Board allocated 30% of the profit sharing pool to our named executive officers, with the remaining 70% allocated to participating employees. There was no profit sharing pool in 2009, due to earnings not meeting the established threshold. In 2008, the Board allocated 23% of the profit sharing pool to our named executive officers with the remaining 77% allocated to participating employees. Our named executive officers receive no other cash bonus compensation, as the Board believes that the profit sharing program appropriately ties cash incentive compensation to Company performance (as measured by EBT) and is the most effective means of incentivizing our named executive officers and aligning the interests of such individuals with those of our stockholders.
Long-Term Stock-Based Compensation
The Board administers the Core Molding Technologies, Inc. 2006 Long-Term Equity Incentive Plan (the “2006 Plan”) which replaced the Core Molding Technologies, Inc. Long-Term Equity Incentive Plan which expired on December 31, 2006. The 2006 Plan allows for the grant of incentive and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance units and other awards. The Board also administers the Core Molding Technologies, Inc. 2002 Employee Stock Purchase Plan, as amended by the stockholders in 2006 (as amended, the “Stock Purchase Plan”). The Stock Purchase Plan provides eligible employees, including named executive officers, with the opportunity to acquire our common stock, and thereby develop a further incentive for such individuals to share in our future success and further link and align the personal interests of such individuals to those of our stockholders. The 2006 Plan and the Stock Purchase Plan are the primary methods for providing stock-based compensation to our named executive officers.
Restricted Stock. In 2010, 2009 and 2008, the Board granted our named executive officers, directors and other key managers shares of restricted common stock pursuant to the 2006 Plan. To reinforce the commitment to long-term results and retain named executive officers, each restricted stock grant vests in three equal installments over the next three (3) years following the date of the grant, with all restricted stock grants being fully time vested upon the date of the recipient’s 65th birthday and accelerated vesting upon death, disability or “change-in-control” (as described in the 2006 Plan). The restricted stock grants also contained stock ownership vesting requirements, such that each restricted stock grant does not vest until the recipient owns and retains shares of our common stock equal in value to 100% of the recipient’s base salary at the date of grant, if a named executive officer. The Board believes that this stock ownership requirement is a way to align more closely the interests of the named executive officers with those of the stockholders, giving such named executive officers a more vested stake in our long-term performance.
The Company has no established specific performance targets associated with restricted stock grants; however all restricted stock grants are subject to recipients meeting overall individual performance expectations. Annual restricted stock grants are consistently calculated at 30% of each named executive officer’s annual base salary, less any annual compensation expense associated with vesting of previous stock option grants, divided by the Company’s share price on the date of the restricted stock grant is issued. Pro rata consideration is given to the date of hire for new named executive officers with respect to the grant date for restricted stock. The Company’s restricted stock grants are part of the overall compensation mix for named executive officers and the Board believes that awarding restricted stock equal to 30% of the named executive officer’s base pay helps to achieve the Company’s overall compensation objectives of incentivizing executives in order to attract, motivate and reward their efforts on behalf of the Company and its stockholders. The Board also believes that this amount sufficiently aligns the interests of the Company’s named executive officers with stockholders in order to achieve long-term growth.
Awards made to named executive officers in 2010, 2009 and 2008 were as follows:

	2010 Restricted	2009 Restricted	2008 Restricted
Name	Stock Awards	Stock Awards	Stock Awards

Kevin L. Barnett	15,577	31,641	9,984

Stephen J. Klestinec	12,692	25,781	6,330

Herman F. Dick, Jr.	9,102	16,130	5,249

Terrence J. O’Donovan	9,519	26,587	—
In establishing the award levels for restricted stock grants in 2010, 2009 and 2008, the Board did not consider the equity ownership levels of the recipients or compensation previously paid, including prior stock-based awards that were fully vested, however they did consider and adjusted accordingly for any unvested options that existed at the time of the restricted stock grant. The Board’s primary focus in granting such restricted stock awards is to focus on retention of executives in light of prevailing competitive conditions and to motivate executives in ways that support our strategic direction.
Our current and intended future practice is to use restricted stock awards in lieu of stock options for the reasons discussed above, and to make such award determinations at the Board meeting held in conjunction with the annual shareholder meeting. This meeting customarily is held in May, and this practice permits us to consider the prior-year results and future expectations when making new grants. From time to time, we also may grant awards in connection with new hires and promotions, at the time of those events.
Employee Stock Purchase Program. We maintain the Stock Purchase Plan, as referenced above, under which all of our employees, including our named executive officers, are permitted to participate. Accumulated employee payroll deductions are used to purchase shares of our common stock quarterly on or about February 1, May 1, August 1 or November 1 at a 15% discount to the closing price of the common stock on the NYSE AMEX on the date of purchase. The Board believes that this broad-based plan encourages stock ownership by all of our employees.
Other Elements of Compensation
Benefits
We provide our named executive officers with medical, dental, vision, short-term disability, long-term disability and life insurance benefits under the same programs used to provide benefits to salaried employees based in Columbus, Ohio and Gaffney, South Carolina.
401(k) Plan
We maintain a defined contribution tax-qualified retirement plan called the “Core Molding Technologies, Inc. 401(k) Retirement Savings Plan” (the “401(k) Plan”), which provides for broad-based employee participation, including for our named executive officers. The 401(k) Plan is designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement for named executive officers or other employees.

Under the 401(k) Plan, all of our eligible employees, including our named executive officers, may contribute earnings on a pre-tax basis to the 401(k) Plan up to the maximum limit then in effect under applicable law, and receive matching contributions from us that are subject to vesting over time. The matching contribution equals 25% of the first 6% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for overtime and disqualifying dispositions of stock options). Until December 31, 2007 our matching contributions were invested automatically into our common stock. Beginning January 1, 2008 the 401(k) Plan was amended by the Board and matching contributions are no longer invested in our common stock but are now invested ratably to the same funds elected by the participant. In addition, we make an automatic employer contribution equal to 3% of each participant’s base salary. This contribution is made for all eligible employees, regardless of whether they make any pre-tax contributions. Finally, if a participant is at least age 35, we may make a retirement contribution based upon such participant’s base salary, which equals 1.5% of such participant’s earnings if such participant is age 35 to 44, and 3.5% of base salary if such participant is age 45 or older. This contribution is made only if the participant is employed on the last day of the year and is subject to board approval.
We offer the 401(k) Plan because it provides our employees, including our named executive officers, with a way to save for retirement. We intend to evaluate the 401(k) Plan for competitiveness in the marketplace from time to time, but we do not anticipate taking the level of benefits provided into account in determining our executives’ overall compensation packages in the coming years.
Perquisites
In general, we believe that perquisites should not constitute a consequential portion of any named executive officer’s compensation. As a result, no named executive officer received perquisites in excess of $10,000.
Executive Severance Arrangements
We have entered into executive severance agreements with Messrs. Barnett, Dick, Klestinec and O’Donovan that specify payments in the event the executive officer’s employment is terminated after a change in control. We believe that such executive severance agreements serve to assure the stability and continuity of our executive officers upon the occurrence of any change in control event, as well as to assure the effectiveness of existing retention and incentive features of the Company’s compensation program. See further disclosure below under “Potential Payments Upon Change of Control or Termination” for more information.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer or the four next most highly compensated executive officers. However, compensation in excess of $1 million is deductible if it meets the criteria for being “performance based” within the meaning of Section 162(m). Our stock option awards satisfy the conditions for being “performance based” under Section 162(m). Time-based restricted stock awards and cash payments paid under our informal profit sharing plan do not currently satisfy the Section 162(m) “performance based” conditions.
We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders.
Conclusion
Our compensation programs are designed and administered in a manner consistent with our executive compensation philosophy and objectives. Our programs emphasize the retention of key executives and appropriate rewards for results. Our Board monitors these programs in recognition of the marketplace in which we compete for talent, and will continue to emphasize pay-for-performance and equity based incentive programs that reward our named executive officers for results that are consistent with our shareholders interests.

Compensation Committee Report
The Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon our review and discussion with management, we hereby authorize the inclusion of the foregoing Compensation Discussion and Analysis in this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission.
Malcolm M. Prine
Ralph O. Hellmold
James F. Crowley
Thomas R. Cellitti
James L. Simonton
Kevin L. Barnett

Summary Compensation Table
The table below summarizes the total cash and non-cash compensation paid or earned by each named executive officer for the fiscal years ended December 31, 2010, 2009 and 2008.
The base salaries of the named executive officers of the Company are typically reviewed annually in December for the upcoming year by the Company’s Board of Directors and adjusted as appropriate, as described above in “Compensation Discussion and Analysis”. No adjustments were made to base salaries in December 2008 or 2009 for calendar years 2009 and 2010 due to the economic conditions. Additionally, in light of the economic conditions in 2009, each named executive voluntarily took a 15% pay reduction during the second and third quarters of 2009. In December 2010, the Board adjusted base salaries for the executive officers effective January 1, 2011 as more fully described above under Elements of Direct Compensation.
The Company has not entered into any employment agreements with any of the named executive officers although the Company has entered into certain executive severance agreements as further described below under “Potential Payments upon Change in Control or Termination.” Additional information related to each component of compensation for each named executive officer is provided above in the Compensation Discussion and Analysis.

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary(1)	Bonus	Awards(2)	Awards	Compensation(3)	Earnings	Compensation(4)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Kevin L. Barnett	2010	270,000	—	81,000	—	120,278	—	19,600	490,878
President and Chief	2009	251,619	—	81,001	—	—	—	19,600	352,220
Executive Officer	2008	249,231	—	69,988	—	187,463	—	18,840	525,522

Stephen J. Klestinec Vice President &	2010	220,000	—	65,998	—	98,004	—	17,600	401,602
Chief Operating	2009	205,023	—	65,999	—	—	—	17,002	288,024
Officer	2008	206,154	—	44,373	—	155,062	—	16,850	422,439

Herman F. Dick, Jr. Vice President, Secretary,	2010	200,000	—	47,330	—	89,095	—	16,000	352,425
Treasurer and Chief	2009	186,385	—	41,293	—	—	—	15,790	243,468
Financial Officer	2008	189,615	—	36,795	—	142,622	—	15,775	384,807

Terrence J. O’Donovan	2010	165,000	—	49,499	—	73,503	—	13,200	301,202
Vice President,	2009	151,864	—	68,063	—	—	—	12,130	232,057
Marketing and Sales	2008	—	—	—	—	—	—	—	—

(1)	In 2009 base salary for each named executive was $270,000 for Mr. Barnett, $220,000 for Mr. Klestinec, $200,000 for Mr. Dick and $165,000 for Mr. O’Donovan. However, actual amounts paid in 2009 reflect a voluntary pay reduction of 15% for the second and third quarter of 2009 for each named executive officer.

(2)	The amounts in Stock Awards reflect the aggregate fair value of performance-based restricted stock awards based on the fair value on the date of grant, in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. Assumptions used in the calculation of this amount are included in the footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the years ended December 31, 2010, 2009 and 2008, included in the Company’s Annual Reports on Form 10-K as filed with the Securities and Exchange Commission.

(3)	The amounts in Non-Equity Incentive Plan Compensation represent compensation paid to our named executive officers under the Company’s Profit Sharing Plan. Such compensation is paid to the named executive officers based upon the Company’s earnings levels for the fiscal year in excess of a base threshold, as described in the “Compensation Discussion and Analysis” section above. The amounts in this column were earned for the year ended December 31, 2010, 2009 and 2008 were paid to each named executive officer in the year following the year earned. Each named executive officer received a portion of the executive officer profit sharing pool based upon the ratio of their base salary each year to the total base salaries for all named executive officers in the aggregate. For 2010 the executive officer profit sharing pool totaled $380,880. In 2009 the profit sharing pool was zero as earnings did not exceed the threshold. For 2008 the Executive Officer Profit sharing Pool totaled $485,147.

(4)	Includes contributions by the Company to its 401(k) plan for salaried employees. The Company makes contributions to its 401(k) Plan in several ways. The Company makes a matching contribution equal to 25% of the first 6% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for overtime and disqualifying dispositions of stock options). Until December 31, 2007 our matching contributions were invested automatically into our common stock. Effective January 1, 2008 the 401(k) Plan was amended and matching contributions are no longer invested in our common stock but are now invested ratably to the same funds elected by employees. In addition, the Company makes an automatic employer retirement contribution equal to 3% of each participant’s base salary. This contribution is made for all eligible employees, regardless of whether they make any pre-tax contributions. Finally, if a participant is at least age 35, we may make a retirement contribution based upon such participant’s earnings, which equals 1.5% of such participant’s earnings if such participant is age 35 to 44, and 3.5% of earnings if such participant is age 45 or older. This contribution is normally made only if the participant is employed on the last day of the year. Matching contributions for the fiscal year ended December 31, 2010 were $3,675 for Mr. Barnett, $3,300 for Mr. Klestinec, $3,000 for Mr. Dick and $2,475 for Mr. O’Donovan. Retirement contributions during the fiscal year ended December 31, 2010 were $15,925 for Mr. Barnett, $14,300 for Mr. Klestinec, $13,000 for Mr. Dick and $10,725 for Mr. O’Donovan. Matching contributions for the fiscal year ended December 31, 2009 were $3,675 for Mr. Barnett, $3,675 for Mr. Klestinec, $3,675 for Mr. Dick and $2,259 for Mr. O’Donovan. Retirement contributions during the fiscal year ended December 31, 2009 were $15,925 for Mr. Barnett, $13,327 for Mr. Klestinec, $12,115 for Mr. Dick, and $9,871 for Mr. O’Donovan. Matching contributions for the fiscal year ended December 31, 2008 were $3,450 for Mr. Barnett, $3,450 for Mr. Klestinec, and $3,450 for Mr. Dick. Retirement contributions during the fiscal year ended December 31, 2008 were $14,950 for Mr. Barnett, $13,400 for Mr. Klestinec, and $12,325 for Mr. Dick.

Grants of Plan-Based Awards
The following table summarizes the 2010 grants of equity and non-equity incentive plan based awards to the named executive officers. All of these equity and non-equity incentive plan awards were granted under the 2006 Core Molding Technologies, Inc. Long-Term Equity Incentive Plan and the Core Molding Technologies, Inc. Profit Sharing Plan, as further described above in the “Compensation Discussion and Analysis.”

								All	All
								Other	Other		Grant
								Stock	Option		Date
								Awards:	Awards:		Fair
								Number	Number	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			of	of	or Base	Stock
		Under Non-Equity			Under Equity			Shares	Shares	Price of	and
		Incentive Plan Awards ($)(1)			Incentive Plan Awards (#)			of Stock	of Stock	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	or Units	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(2)

Kevin L. Barnett			120,278
	5/19/10	—	—	—	—	—	—	15,577	—	—	81,000

Stephen J. Klestinec			98,004
	5/19/10	—	—	—	—	—	—	12,692	—	—	65,998

Herman F. Dick, Jr.			89,095
	5/19/10	—	—	—	—	—	—	9,102	—	—	47,330

Terrence J. O’Donovan, Sr.			73,503
	5/19/10	—	—	—	—	—	—	9,519	—	—	49,499

(1)	Represents amounts awarded under the Profit Sharing Plan for 2010 performance, as set forth in the Summary Compensation Table and further described above in “Compensation Discussion and Analysis.” The maximum and minimum thresholds are not applicable to the Profit Sharing Plan. Such compensation is paid to the named executive officers based upon the Company’s earnings levels for the fiscal year in excess of a base threshold, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant. Thus, the amounts in this column were earned for the year indicated and were paid out to the named executive in the subsequent year.

(2)	The Board of Directors awarded restricted stock grants in 2010 in accordance with the Company’s Long Term Equity Incentive Plan. Restricted stock granted under the plan require the individuals receiving the grants to acquire and maintain certain common stock ownership thresholds and vest over three years or upon the date of the participants’ sixty-fifth birthday. All shares were granted based on a share price of $5.20 on May 19, 2010.

Outstanding Equity Awards at December 31, 2010

	Option Awards					Stock Awards
Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan				Market	Number of	Payout
			Awards:			Number	Value of	Unearned	Value of
	Number of	Number of	Number of			of Shares	Shares or	Shares,	Unearned
	Securities	Securities	Securities			or Units	Units of	Units or	Shares,
	Underlying	Underlying	Underlying			of Stock	Stock	Other	Units or
	Unexercised	Unexercised	Unexercised	Option		That	That	Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable(1)	(#)	($)	Date	(#)(2)	($)(3)	(#)	($)

Kevin L. Barnett	75,000	—	—	3.21	02/02/2014	50,546	291,145	—	—

Stephen J. Klestinec	92,000	—	—	3.21	02/02/2014	31,989	184,257	—	—

Herman F. Dick, Jr.	19,900	—	—	3.21	02/02/2014	21,605	124,445	—	—
	22,800	25,800	—	2.75	10/21/2014

Terrence J. O’Donovan, Sr.	—	—	—	—	—	36,106	207,971	—	—

(1)	Mr. Dick’s grant of options vest 5,700 shares each October 21, 2011 through 2013 and 8,700 shares vesting April 21, 2014.

(2)	All grants vest one-third each year after they are issued assuming required stock ownership thresholds are met, as further described above in “Compensation Discussion and Analysis.” As of December 31, 2010, Mr. Barnett, Mr. Klestinec and Mr. Dick have met the ownership requirements required by the plan.

(3)	The market value of the restricted shares is based on the closing sales price of the Company’s common stock on the NYSE AMEX as of the last business day of its fiscal year ended December 31, 2010, which was $5.76 per share.

The following table shows the number of shares of common stock acquired by the named executive officers upon the exercise of options and the vesting of restricted stock during 2010:
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Kevin L. Barnett	—	—	16,440	84,666

Stephen J. Klestinec	—	—	12,963	67,815

Herman F. Dick, Jr.	6,500	7,605	17,995	92,095

Terrence J. O’Donovan, Sr.	—	—	—	—

(1)	Value represents the difference between the exercise price and closing price stock price on the date exercised, multiplied by the number of shares exercised. Shares are still held by Mr. Dick.

(2)	Calculated using the average of the high and low stock selling price on the date shares vested.
Potential Payments upon Change in Control or Termination
Payments upon a Termination in connection with a Change in Control
We have entered into an amended and restated executive severance agreement with each of our named executive officers that provides for certain benefits upon the occurrence of a change in control. The following describes and quantifies the payments that each named executive officer would receive if we had a change in control and such named executive officer’s employment was terminated following the change in control. The summaries assume that the change in control occurred on December 31, 2010 and the relevant stock price is the closing market price of our common stock on the NYSE AMEX on December 31, 2010, which was $5.76.
Under each executive severance agreement, upon a “change in control”, each named executive officer shall be entitled to continue to receive his then-current base salary for the remainder of the term of the agreement, as may be extended from time to time, as well as continuing to receive all benefits under any plans or programs in which the named executive officer then participates (including our annual cash profit sharing plan, long-term equity incentive plan, stock purchase plan, 401(k) plan, vacation, dental, life, health and accident, disability or deferred compensation plans). A “change in control” is defined as any of the following (a) the consummation of a reorganization, merger or other consolidation or sale of substantially all of our assets, resulting in less than 50% of the combined voting power of such resulting entity being held by the holders of our voting stock immediately prior to such transaction; (b) the filing of a beneficial ownership report disclosing that any person has become a beneficial owner of securities representing 50% or more of our voting stock; or (c) over a period of 2 consecutive years, the members of the board of directors in place at beginning of any such period cease to constitute a majority of the board, subject to certain circumstances.
In addition, if within the two-year period following a change in control, we terminate the employment of a named executive officer other than for “cause” (as described in the agreement) or for death or disability, or the named executive officer terminates his employment for “good reason” (as described in the agreement), each named executive officer shall be entitled to the following:

•	Full base salary earned through date of termination at the rate then in effect at the time notice for termination is given;
•	In lieu of any further salary payments for periods subsequent to the date of termination, a lump-sum payment equal to 2.99 times the sum of (a) the average of base salary as reported on such named executive officer’s W-2 form for the 5 calendar years prior to the year in which termination occurs and (b) the average of the cash profit sharing incentives earned by the named executive officer as reported on the named executive officer’s W-2 form for the 5 calendar years prior to the year in which such termination occurs; provided, however that the sum of the amounts in clauses (a) and (b) above shall not exceed 2.99 times of the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, or any successor provision; and
•	The immediate vesting of all unvested stock options, stock appreciation rights and restricted stock awards.
The payments that would have been made to the named executive officers, assuming a change in control and related termination occurred on December 31, 2010, are as follows:

		Value of	Value on
		Accelerated	Accelerated	Total Value of
	Lump Sum	Stock Option	Restricted Stock	Change In Control
	Payment	Exercise	Vesting	Severance
Name	($)	($)(1)	($)(2)	($)

Kevin L. Barnett	1,094,052	191,250	291,145	1,576,447

Stephen J. Klestinec	927,518	234,600	184,257	1,346,375

Herman F. Dick, Jr.	841,262	197,031	124,445	1,162,738

Terrence J. O’Donovan, Sr.	473,712	—	207,971	681,683

(1)	The amounts in Value of Accelerated Stock Option Exercise represent the value between the closing stock price on December 31, 2010 and the strike price for all vested and unvested “in the money” stock options.

(2)	The amounts in Value of Accelerated Restricted Stock Vesting represent the value of all unvested restricted stock at December 31, 2010.

Payments upon a Termination not in connection with a Change in Control
Restricted Stock. Assuming the employment of a named executive officer was terminated for death, disability, or retirement at age 65 as of December 31, 2010, each named executive officer would be entitled, under the 2006 Plan, to the amounts set forth under “Value of Accelerated Restricted Stock Vesting” in the table above. All named executive officers who terminate for any reason other than death, disability or retirement at age 65 shall forfeit all rights to any unvested restricted stock awards.
Stock Options. Assuming we terminated the employment of a named executive officer for any reason as of December 31, 2010, each named executive officer would be able to exercise any vested stock option awards but shall forfeit all rights to any unvested stock option awards.

DIRECTOR COMPENSATION
The Company uses a combination of cash and equity-based incentive awards to attract and retain qualified candidates to serve on the Board of Directors. The Company from time to time reviews the adequacy and competitiveness of the amount of the annual director’s fee, committee fees and meeting attendance fees and makes adjustments as it deems appropriate. As previously noted, in November 2010, the Board engaged Mathews, Young -Management Consulting to complete a comprehensive compensation survey, which included peer group analysis of non-employee director compensation. In December 2010 the Board of Directors reviewed this survey informations and adjusted director fees for 2011. All committee fees and meeting attendance fees remained the same. Only non-employee directors receive director compensation.
During 2010, each non-employee director of the Company, other than Mr. Prine, receives a director’s fee of $3,500 per quarter. Mr. Prine receives a director’s fee of $13,000 per quarter to reflect his role as chairman. Mr. Crowley receives an additional $1,000 fee per quarter, to reflect his role as audit committee chairman.
Each non-employee director receives a $1,000 fee for each regularly scheduled board meeting that they were in attendance and each audit committee member receives a $1,000 fee for each audit committee meeting that they were in attendance.
Beginning in 2011, each non-employee director of the Company, other than Mr. Prine, receives a director’s fee of $5,750 per quarter. Mr. Prine receives a director’s fee of $8,500 per quarter to reflect his role as chairman.
In May 2010, the Board granted our non-employee directors shares of restricted common stock pursuant to the 2006 Plan. Each restricted stock grant vests in 3 equal installments over the next three (3) years following the date of the grant, with all restricted stock grants being fully time vested upon the date of the recipient’s 65th birthday and accelerated vesting upon death, disability or “change-in-control” (as described in the 2006 Plan). Awards made to directors (excluding Mr. Barnett who does not receive a separate restricted stock award in his capacity as a director) in 2010 were as follows:

2010 Restricted
Name	Stock Awards (#)

Thomas R. Cellitti	1,719

James F. Crowley	1,719

Ralph O. Hellmold	1,719

Malcolm M. Prine	3,438

James L. Simonton	1,719
The restricted stock grants also contained stock ownership vesting requirements, such that each restricted stock grant does not vest until the director owns and retains shares of our common stock equal in value to 100% of the average annual director fee. All non employee directors have met this stock ownership requirement. The restricted stock grants did consider and was adjusted accordingly for any unvested options that existed.

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2010.

					Change in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or	Stock	Options	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)	($)(2)	($)	($)	($)	($)	($)
Thomas R. Cellitti	19,000	8,939	—	—	—	—	27,939

James F. Crowley	27,000	8,939	—	—	—	—	35,939

Ralph O. Hellmold	23,000	8,939	—	—	—	—	31,939

Malcolm M. Prine	61,000	17,878	—	—	—	—	78,878

James L. Simonton	14,500	8,939	—	—	—	—	23,439

(1)	Kevin L. Barnett, the Company’s President and Chief Executive Officer during the fiscal year ended December 31, 2010 is not included in this table, as he was an employee of the Company and thus received no compensation for his services as a director. The compensation received by Mr. Barnett as an employee of the Company is shown above in the Summary Compensation Table.

(2)	The amounts in Stock Awards reflect the aggregate fair value of the performance-based restricted stock awards based on the fair value on the date of grant, in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. Assumptions used in the calculation of this amount are included in the footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 31, 2010, as included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2011.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of three directors, none of whom is an employee of the Company. The Audit Committee is governed by a charter as reassessed and approved by the Board of Directors on March 17, 2011. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
During the year ended December 31, 2010, the Audit Committee met four times. The Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to the public release of quarterly information.
In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Crowe Horwath LLP a formal written statement describing all relationships between Crowe Horwath LLP and the Company that might bear on Crowe Horwath LLP’s independence consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” discussed with Crowe Horwath LLP any relationships that may impact their objectivity and independence and satisfied itself as to their independence. The Audit Committee also discussed with management and Crowe Horwath LLP the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with Crowe Horwath LLP their audit scope and their identification of audit risks.
The Audit Committee discussed and reviewed with Crowe Horwath LLP all communications required by auditing standards generally accepted in the United States of America, including those matters required by Statement on Auditing Standards No. 114, as amended “The Auditor’s Communication with those Charged with Governance” and, with and without management present, discussed and reviewed the results of Crowe Horwath’s examination of the financial statements. Management also discussed with Crowe Horwath LLP those matters required to be discussed under the Securities and Exchange Commission and U.S. Public Company Accounting Oversight Board.
The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2010, with management and Crowe Horwath LLP. Management has the responsibility for the preparation of the Company’s financial statements and Crowe Horwath LLP has the responsibility for the examination of those statements.
Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.
Audit Committee
James F. Crowley, Chairman
Malcolm M. Prine
Ralph O. Hellmold

AUDIT FEES
The Audit Committee engaged Crowe Horwath as it independent registered accounting firm on August 17, 2009. The aggregate fees paid or accrued to Crowe Horwath for professional services rendered for the audit of the Company’s annual financial statements and the review of financial statements included in Core Molding Technologies’ Forms 10-Q were $122,150 and $105,830 for the years ended December 31, 2010 and 2009, respectively.
AUDIT RELATED FEES
The aggregate fees billed to the Company for assurance related services by Crowe Horwath for fiscal years ended December 31, 2010 and 2009 were $47,500 and $0, respectively. The services rendered by Crowe Horwath in 2010 were related to research and analysis related to post-retirement health and life insurance plan accounting relating to a curtailment, negative plan amendment and partial settlement of that liability as well as the related impact caused by the passage of the Patient Protection and Affordability Care Act.
ALL OTHER FEES
The aggregate fees billed for professional services rendered by Crowe Horwath for all other products and services provided for the fiscal years ended December 31, 2010 and 2009 were $3,150 and $0, respectively. The services rendered by Crowe Horwath in 2010 relate to assistance in conducting an hourly wage and benefit survey. There were no fees billed to the Company for tax related services by Crowe Horwath for the fiscal years ended December 31, 2010 and 2009.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
On October 8, 1996, RYMAC Mortgage Investment Corporation, a Maryland corporation, formed the Company as a wholly owned subsidiary under the laws of the State of Delaware. RYMAC incorporated the Company in order to acquire substantially all of the assets of the Columbus Plastics operating unit of Navistar, Inc.
Pursuant to the terms of the asset purchase agreement with Navistar (formerly International Truck and Engine Corporation), the Company acquired substantially all of the assets and liabilities of Columbus Plastics on December 31, 1996. As consideration, Navistar received a secured note in the principal amount of $25,504,000. Navistar also received 4,264,000 shares of newly issued common stock of the Company, representing approximately 43% of the total number of shares of common stock issued and outstanding at the time of the acquisition. The principal amount of the secured note and the number of shares of common stock received by Navistar were subject to adjustment pursuant to the terms of the asset purchase agreement.
Navistar’s acquisition of common stock of the Company made it the largest stockholder of the Company. The certificate of incorporation of the Company protects this position by limiting the possibility of a change in ownership or control. For instance, the certificate of incorporation requires a super-majority vote to remove directors or to approve certain extraordinary corporate transactions, including mergers and acquisitions. The certificate of incorporation also restricts transfers of securities, which could result in a change of ownership of a specified percentage in the Company. This restrictive transfer provision is discussed below under the heading “Limitation on Ownership.”
On July 18, 2007, the Company entered into a stock repurchase agreement with Navistar, pursuant to which the Company repurchased 3,600,000 shares of the Company’s common stock, from Navistar in a privately negotiated transaction at $7.25 per share, for a total purchase price of $26,100,000. Navistar continues to be a significant stockholder of the Company’s common stock with 664,000 shares, or approximately 9.3% of the shares outstanding after the repurchase.
Navistar is also the Company’s largest customer, accounting for approximately 55% of the Company’s 2010 sales. Sales to Navistar are made on substantially the same terms as any significant customer that is not affiliated with the Company. The terms to Navistar are negotiated on an arm’s length basis, and are consistent with terms that are made with other similar significant customers.
Other than the transaction described above there has not been any transaction or series of similar transactions since 2007 to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any Board member, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest (as defined in Item 404 of Regulation S-K). It is our internal policy that all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended, be reviewed and approved by the Board of Directors. Under Item 404 of Regulation S-K, this requirement would generally apply to transactions exceeding $120,000 between us and any related persons.
Stockholder Rights Agreement
On July 16, 2007, the Board of Directors approved a Shareholders Rights Plan (the “Plan”) in conjunction with the approval of the repurchase of shares of stock from Navistar. The Plan was implemented to protect the interests of the Company’s stockholders by encouraging potential buyers to negotiate directly with the Board prior to attempting a takeover. Under the Plan, each shareholder received a dividend of one right per share of common stock of the Company owned on the record date, July 18, 2007. The rights will not initially be exercisable until, subject to action by the Board of Directors, a person acquires 15% or more of the voting stock without approval of the Board. If the rights become exercisable, all holders except the party triggering the rights shall be entitled to purchase shares of the Company at a discount. Each right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share. In connection with the adoption of the stockholder rights agreement, on July 18, 2007, the Company filed a Certificate of Designations of Series A Junior Participating Preferred Stock with the Secretary of State of the State of Delaware.

LIMITATION ON OWNERSHIP
The certificate of incorporation of the Company contains a prohibited transfer provision, which was designed at the time of the merger and acquisition to help assure the continued availability of the Company’s substantial net operating losses by seeking to prevent an ownership change in the Company.
The prohibited transfer provision prohibits a transfer of stock of the Company if the transfer will cause the transferee to hold a prohibited ownership percentage or if the transferee’s ownership percentage already exceeds the prohibited ownership percentage. The prohibited transfer provision defines “stock” as including all classes of stock, options to purchase stock or any other interest in the Company that could be treated as stock. A prohibited ownership percentage generally means direct and indirect ownership of 4.5% or more of the stock or any other percentage that would cause a transferee to be considered a five percent stockholder under the federal income tax rules referenced in the certificate of incorporation.
The prohibited transfer provision did not apply to the issuance of stock to Navistar pursuant to the asset purchase agreement and will not restrict certain transfers that are made in compliance with exceptions set forth in the prohibited transfer provision.
In addition, the Company’s Certificate of Incorporation and Bylaws contain certain provisions designed to discourage specific types of transactions involving an actual or threatened change of control of the Company. These provisions, which are designed to make it more difficult to change majority control of the Board of Directors without its consent, include the following:
Removal of Directors — This provision provides that a director of the Company may be removed with or without cause only upon the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors.
Supermajority Approval — This provision requires that a merger and certain other transactions (as outlined in the Certificate of Incorporation) be approved by the affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of the Company’s common stock. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law.
Amendments — This provision requires that any amendment to the provisions relating to the removal of directors be approved by the holders of at least 80% of the then outstanding shares of voting stock, and any amendment to provisions requiring the approval of the holders of at least 66 2/3% of the then outstanding shares of voting stock be approved by the holders of at least 66 2/3% of the then outstanding shares of voting stock.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
Composition of the Board of Directors
The Board of Directors currently consists of six (6) members. At the annual meeting, the stockholders will elect six (6) directors to hold office until the election and qualification of their successors or until their earlier resignation, death, disqualification or removal from office.
The intention of the proxies is to vote the shares of common stock they represent for the election of Kevin L. Barnett, Thomas R. Cellitti, James F. Crowley, Ralph O. Hellmold, Malcolm M. Prine and James L. Simonton, unless the proxy is marked to indicate that such authorization is expressly withheld. Each nominee is currently a member of the Board of Directors. All of the nominees have stated their willingness to serve and the Company is not aware of any reason that would cause any of the nominees to be unavailable to serve as a director should they be elected at the annual meeting. If any of the nominees should become unavailable for election, the proxies may exercise discretionary authority to vote for a substitute nominee proposed by the Board of Directors. Information with respect to the background and experience of each of the six nominees currently serving on the Board of Directors is set forth above under the heading “Directors and Executive Officers of the Company.”
Under Delaware law and the Bylaws of the Company, the stockholders will elect as directors the six (6) nominees receiving the greatest number of votes. The Company will count shares of common stock as to which voting authority is withheld for quorum purposes but will not count those shares toward the election of directors or toward the election of individual nominees specified in the form of proxy.
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. BARNETT, CELLITTI, CROWLEY, HELLMOLD, PRINE AND SIMONTON.
PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors has appointed the firm of Crowe Horwath to audit the financial statements of the Company for the fiscal year ending December 31, 2011. The Company expects a representative of Crowe Horwath to attend the annual meeting. The Company will provide the representative with an opportunity to make a statement if he or she desires to do so. The Company expects that the representative will be available to respond to appropriate questions.
The Company is presenting the appointment of Crowe Horwath as independent registered public accounting firm for ratification at the annual meeting. While ratification by stockholders of this appointment is not required by law or the Certificate of Incorporation or Bylaws of the Company, the Board believes that such ratification is desirable. In the event this appointment is not ratified by a majority vote of stockholders, the Board of Directors will consider that fact when it appoints an independent registered public accounting firm for the next fiscal year. The Board has adopted policies requiring the Audit Committee to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. All auditing services and non-audit services provided by Crowe Horwath for the year ended December 31, 2010 have been approved by the Audit Committee.
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE HORWATH.
OTHER MATTERS
The management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth above. If, however, any other matters are properly presented to the stockholders for action, it is the intention of the persons named in the proxy to vote at their discretion on all matters on which the shares of common stock represented by such proxies are entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Malcolm M. Prine
April 11, 2011	Chairman of the Board

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CORE MOLDING TECHNOLOGIES, INC.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
For The Annual Meeting of Stockholders
To be held on May 11, 2011
The undersigned stockholder appoints Kevin L. Barnett and Herman F. Dick, Jr., as proxies with full power of substitution, to vote the shares of voting securities of Core Molding Technologies, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company’s corporate headquarters, 800 Manor Park Drive, Columbus, Ohio 43228, on May 11, 2011, at 9:00 a.m., Eastern Daylight Savings Time, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, such proxies are instructed to vote as follows:
(Continued and to be signed on the reverse side)

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ANNUAL MEETING OF STOCKHOLDERS OF
CORE MOLDING TECHNOLOGIES, INC.
May 11, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Annual Report, Proxy Statement and Proxy Card
are available at http://colsec.coremt.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â

■	20630000000000000000 6	051111

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1)	Election of Directors						FOR	AGAINST	ABSTAIN
					(2)	To ratify the appointment of Crowe Horwath, LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2011.	☐	☐	☐
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O	KEVIN L. BARNETT
		O	THOMAS R. CELLITTI		THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSALS INDICATED ON THIS CARD AND AS SUCH PROXIES DEEM ADVISABLE WITH DISCRETIONARY AUTHORITY ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.
		O O O O	JAMES F. CROWLEY RALPH O. HELLMOLD MALCOLM M. PRINE JAMES L. SIMONTON

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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